Exhibit 21

Subsidiaries of Phillips Edison - ARC Grocery Center REIT II, Inc.

Name	Jurisdiction of Formation / Incorporation
PE-ARC Grocery Center OP GP II LLC	DE
Phillips Edison - ARC Grocery Center Operating Partnership II, L.P.	DE